UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2010

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY		14614
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 31, 2010, Document Security Systems, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Fletcher International, Ltd., (“Fletcher”) a company organized under the laws of Bermuda, under which Fletcher purchased $4,000,000  of the Company’s Common Stock (756,287shares) at approximately $5.29 per share on December 31, 2010 ( the “Initial Investment”). In conjunction with the Initial Investment, Fletcher received a warrant (the “Initial Warrant”) to purchase up to $4,000,000 of the Company’s Common Stock at approximately $5.29 per share at any time until December 31, 2019, subject to adjustment as set forth in the Initial Warrant.  Under the Agreement, Fletcher also received the right to make additional equity investments of up to $4,000,000 in total (the “Later Investments”) by May 2, 2011 at the volume-weighted average  price of the Company’s common stock in the calendar month preceding each Later Investment notice date at prices no lower than approximately $4.76 per share and no greater than approximately $6.35 per share, subject to adjustment as set forth in the Agreement.    Fletcher received a second warrant (the “Second Warrant”) to purchase shares of the Company’s common stock with an aggregate purchase price of up to the total dollar amount of the Later Investments at a per-share exercise price of 120% of the per-share price paid in the final Later Investment to occur, subject to adjustment as set forth in the Second Warrant.   The Initial Warrant and the Second Warrant also have a cashless exercise provision.

In connection with the Agreement, the Company is required to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the Initial Investment of 756,287 shares and 756,287 shares underlying the Initial Warrant, and to have such registration statement declared effective no later than March 16, 2011..  If Fletcher makes any Later Investment purchases of the Company’s common stock, the Company would have similar registration requirements. In the event that any registration statement is not timely filed or declared effective, or is not kept effective and available in accordance with the Agreement, the Company will be obligated to pay certain amounts to Fletcher as set forth in the Agreement

Certain events, such as later equity issuances by the Company (except for certain exclusions), restatements, dividends, stock splits, changes of control, and other events specified in the Agreement and the Warrant may result in additional shares of Common Stock being issued to Fletcher, adjustments being made to the terms of the Later Investments, the Initial Warrant or the Second Warrant, or other results, in each case as set forth in the Agreement, the Initial Warrant and the Second Warrant.

Proceeds from the transaction will be used primarily for sales and marketing, product development, and working capital.   The Company will pay WM Smith & Co., as placement agent, a cash placement fee of 6% for all cash investments received under the Agreement, or in the case of the cashless exercise of warrants, common stock equal to 6% of the shares issued to Fletcher in conjunction with the cashless exercise.

The sales of these securities were made in reliance upon Rule 506 and Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

The foregoing description is a summary only, does not purport to set forth the compete terms of such documents, and is qualified entirely by reference to the Agreement and Warrant, which are filed as Exhibits to this Current Report.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

ExhibitNo.	Description

10.1	Agreement
10.2	Warrant Certificate No. 1
10.3	Warrant Certificate No. 2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: January 5, 2011	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer